Exhibit 99.1

For information, contact:

Media - David A. Harpole (713) 652-4125

Investors - Douglas J. Pike (713) 309-7141

Lyondell to Repay $500 Million of Outstanding Debt

HOUSTON, June 4, 2007 - Lyondell Chemical Company (NYSE: LYO) today called all of its $500 million 10.875 percent Senior Subordinated Notes due 2009. The notes will be redeemed at par and the redemption price will be paid on July 5, 2007.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE.

SOURCE: Lyondell Chemical Company